UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 30, 2014

SWK HOLDINGS CORPORATION

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-27163	77-0435679
(Commission File Number)	(IRS Employer Identification No.)

14755 Preston Road, Suite 105, Dallas, TX	75254
(Address of Principal Executive Offices)	(Zip Code)

(972) 687-7250

(Registrant’s Telephone Number, Including Area Code)

15770 Dallas Parkway, Suite 1290

Dallas, TX 75248

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On August 5, 2014, SWK Holdings Corporation (the “Company”) filed a Current Report on Form 8-K (the “Original 8-K”) to disclose under Item 1.01, among other things, that on July 30, 2014, SWK Funding, LLC (“SWK Funding, LLC”) a wholly-owned subsidiary of the Company, had entered into a Credit Agreement (the “Credit Agreement”) pursuant to which SWK Funding, LLC provided Response Genetics, Inc. (the “Borrower”) a term loan in the principal amount of $12,000,000. On August 21, 2014, the Company filed Amendment No. 1 to the Original 8-K pursuant to which the Company filed the Credit Agreement as an exhibit to the Original 8-K and had omitted certain portions of the Credit Agreement including its schedules from the exhibit to the Original 8-K and filed the same separately with the Securities and Exchange Commission pursuant to a confidential treatment request pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The Company withdrew its confidential treatment request with respect to certain of the previously omitted portions of the Credit Agreement and its schedules and is hereby filing this Amendment No. 2 to the Original 8-K to file the Credit Agreement and its schedules with the previously omitted portions with respect to which the Company has withdrawn its confidential treatment request added. The disclosures in this Amendment No. 2 to the Original 8-K (including the Credit Agreement and the schedules thereto) continue to speak as of the date of the Original 8-K, and do not reflect events occurring after the filing of the Original 8-K.

Item 1.01. Entry into a Material Definitive Agreement.

On July 30, 2014, SWK Funding LLC (“SWK Funding”), a wholly-owned subsidiary of SWK Holdings Corporation (the “Company”) entered into a Credit Agreement pursuant to which SWK Funding provided Response Genetics, Inc. (the “Borrower”) a term loan in the principal amount of $12,000,000 (the “Loan”). The Loan matures on July 30, 2020. SWK Funding provided $8,500,000 at closing. The Borrower can draw down the remaining $3,500,000 of the credit facility at any time until December 31, 2015, if the Borrower achieves a certain revenue threshold, and as long as it is in compliance with all covenants under the credit agreement.

Interest and principal under the Loan will be paid by a tiered revenue interest that is charged on quarterly net sales and royalties of the Borrower (the “Revenue Based Payment” as defined in the Credit Agreement) applied in the following priority (i) first, to the payment of all accrued but unpaid interest until paid in full; and (ii) second to the payment of all principal of the Loans.

The Loan shall accrue interest at the Libor Rate, plus an applicable margin; the Libor Rate is subject to a minimum floor value such that that minimum interest rate is 13.5%.

In the event of a change of control, a merger or a sale of all or substantially all of the Borrower’s assets, the Loan shall be due and payable. SWK Funding will be entitled to certain additional payments in connection with repayments of the Loan, both on maturity and in connection with a prepayment or partial prepayment.

Pursuant to the terms of the Credit Agreement, the Borrower entered into a Guaranty and Collateral Agreement granting the Lenders a security interest in substantially all of the Borrower’s assets (the “Collateral”). The Credit Agreement contains certain affirmative and negative covenants. The obligations under the Credit Agreement to repay the Loan may be accelerated upon the occurrence of an event of default under the Credit Agreement.

In connection with the Loan, the Borrower also issued SWK Funding a warrant to purchase an aggregate of up to 681,090 shares of common stock at an exercise price of $0.936 per share. In the event that the Borrower draws the remaining amount available under the Loan, the Borrower will issue SWK Funding an additional warrant to purchase shares of the Borrower’s common stock.

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A copy of the Credit Agreement is filed as Exhibit 10.1 hereto.

Item 9.01. Financial Statements and Exhibits

(d)      Exhibits. The following exhibits are filed with this report:

Exhibit No.	Description
10.1	Credit Agreement, dated July 30, 2014, by and between Response Genetics, Inc., SWK Funding LLC and the Lenders party there to from time to time**

** Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 24b-2 under the Exchange Act. In accordance with Rule 24b-2, these confidential portions have been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SWK HOLDINGS CORPORATION

By:	/s/ Winston Black
Winston Black
Managing Director

Date: February 2, 2015

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